Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, effective as of April 26, 2005 (this “Agreement”), is entered by and between PERRY NOLEN (the “Executive”), and XYBERNAUT CORPORATION, a Delaware Corporation (the “Company”).

     WHEREAS, the Executive has been employed as President of Xybernaut Solutions, Inc; and

     WHEREAS, the Company desires to employ the Executive as interim Chief Executive Officer of the Company for a temporary period during which the Company goes through a reorganization and restructuring and the Executive has agreed to the temporary position of interim CEO with the Company in the aforementioned capacity, all upon the terms and provisions, and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     Section 1. Definitions. As used in this Agreement the following terms shall have the meanings set forth in this Section 1:

     (a) “Affiliate” of any Person means any stockholder or person or entity controlling, controlled by, under common control with such Person, or any director, officer or key executive of such Person or any of their respective relatives. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

     (b) “Cause” shall mean (i) the Company being subjected to any criminal liability under any applicable law as a result of any action or inaction on the part of the Executive, which the Executive did not, at the time of the action or inaction, reasonably believe to be in the best interests of the Company; (ii) the conviction or admission of the Executive of, or plea by the Executive of nolo contendre to, a felony or crime involving moral turpitude which the Board of Directors reasonably concludes is likely to have a material and adverse effect on the reputation of the Company; (iii) if the Executive is chronically addicted to any narcotic or other illegal or controlled substance or repeatedly abuses any alcoholic product or any prescription stimulants or depressant, as determined by a physician designated by the Company, which in the reasonable opinion of the Board of Directors of the Company materially interferes with Executive’s performance of his duties and obligations hereunder; (iv) the Executive committing fraud, or stealing or misappropriating any asset or property of the Company, including, without limitation, any theft or embezzlement; or (v) a breach of a material term or provision of this Agreement by the Executive which is not cured by the Executive within twenty (20) business days after written notice of such breach from the Company is received by the Executive; or (vi) the willful failure of the Executive to follow the directives of the Board of Directors of the Company; provided, such directives are lawful and consistent with the Company’s policies and generally accepted accounting principles and tax principles (if applicable).

     (c) “Common Stock” shall mean the common stock, par value $.01 per share, of the Company, and any other class of common stock of the Company created after the date of this Agreement in accordance with the Company’s Certificate of Incorporation and applicable law.

     (d) “Competing Business” shall mean any business, enterprise or other Person that as one of its primary businesses or activities, is engaged in the business of manufacturing, selling, marketing, licensing or distributing wearable computers or the solutions associated therewith that are provided by the Company.

     (e) “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any Affiliate of the Company or any of the Company’s or any such Affiliate’s trade secrets, including, without limitation, research and development plans or projects; data and reports; computer materials such as programs, instructions and printouts; formulas; product testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of executives; the identities of clients and potential clients; intellectual property strategies and any work on any patents, trademarks and tradenames, prior to any filing or the use thereof in commerce; pricing, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how and other marketing techniques; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any Affiliate of the Company an advantage over any Person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a Person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

     (f) “Employment Term” shall have the meaning given to that term in Section 2 hereof.

     (g) “Incapacity” shall mean any mental or physical incapacity or disability which prevents the Executive from performing his essential duties hereunder for a continuous period of one hundred twenty (120) consecutive days or for shorter periods aggregating one hundred eighty (180) days within any consecutive twelve (12) month period.

     (h) “Inventions” shall mean inventions, discoveries, concepts and ideas, whether patentable or not, patents, patent applications, copyrights and other intellectual property, including, without limitation, processes, methods, formulae and techniques, and improvements thereof or know-how related thereto, concerning any business activity of the Company or any Affiliate of the Company, with which the Executive becomes, directly or indirectly, involved as a result in whole or in part, directly or indirectly, of the Executive’s employment by the Company, or any Affiliate of the Company, and whether conceived of solely by the Executive or jointly with the efforts of others.

     (i) “Person” shall mean, without limitation, any natural person, corporation, partnership, limited liability company, joint stock company, joint venture association, trust or other similar entity or firm.

     Section 2. Employment and Term. The Company hereby employs the Executive as an interim and temporary Chief Executive Officer of the Company for so long as the Company has need of an interim CEO and the Executive is willing to serve in that position. The Executive hereby accepts such employment in that capacity, upon the terms and provisions, and subject to the conditions, set forth in this Agreement.

     Section 3. Executive’s Duties. (a) The Executive shall be the senior executive officer of the Company responsible for the Company’s day-to-day operations, with particular emphasis on sales and marketing of the Company’s products and services operations including, but not limited to, reducing the overhead of operations, hiring and firing of employees, negotiating agreements with vendors, suppliers and customers, and overseeing compliance with internal controls and policies. The Executive shall report directly to the Office of the Chairman of the Board. The Executive shall perform such other duties as may reasonably be assigned to the Executive by the Office of the Chairman of the Board or the Board of Directors of the Company; provided, such assignments are lawful and consistent with the Company’s policies.

     (b) The Executive shall devote all of his business time, effort, skill and attention exclusively to the business, operations and affairs of the Company and to the furtherance of the interests, business and prospects of the Company. The Executive shall perform the Executive’s duties and obligations hereunder diligently, competently, faithfully and to the best of his ability

     (c) The Executive agrees to execute policy statements and agreements that the Company may, from time to time, reasonably require all of its senior executive officers to execute, provided that such policy statement or agreement does not conflict with the provisions of this Agreement.

     Section 4. Company’s Duties Regarding Internal Controls, Internal Policies, Laws and Regulations. The Company represents to the Executive that it will use best efforts to comply with and enforce all current internal controls and internal policies (including, but not limited to, the process of financial, legal and operational review and authorization of all contracts and transactions prior to execution), laws and regulations, as well as those controls, policies, laws and regulations that may be put into place from time to time.

     Section 5. Compensation. (a) In consideration of the performance of all of the duties and obligations to be performed by the Executive hereunder, the Company agrees to pay, and the Executive agrees to accept, for the term of the Executive’s Employment as interim CEO a salary (the “Salary”) at an annual rate of $225,000.00 payable in accordance with the Company’s regular payroll practices as from time to time in effect, less all withholdings and other deductions in accordance with any applicable federal, state, local or foreign law, rule or regulation.

     (b) Additionally, the Company hereby grants to the Executive options to purchase One Hundred Thousand (100,000) shares of Common Stock at an exercise price equal to the closing market price of the shares of the Company’s Common Stock on April 26, 2005, which options will vest upon the full execution of this Agreement by all parties.

     Section 6. Benefits, Vacation. (a) During the Employment Term, the Executive shall be entitled to such insurance and health and medical benefits and vacation as are generally made available to the senior executives of the Company, as a group, pursuant to such plans as are from time to time maintained by the Company; provided, however, that the Executive shall be required to comply with the conditions of coverage attendant to such plans.

     (b) During the Employment Term, the Executive shall be eligible to participate in the profit sharing and other benefit plans that the Company from time to time makes available to the senior executives of the Company as a group, subject to the terms, provisions and conditions of such plans, including, without limitation, any vesting periods and eligibility criteria.

     (c) During the Employment Term, the Company shall pay to the Executive a monthly car and non-accountable expense allowance of $1,250 per month. The Company shall also pay reasonable legal expenses of the Executive in an amount not to exceed $1,500 for independent legal review of this Agreement prior to its execution.

     Section 7. Business Expenses. The Executive shall be entitled to reimbursement for ordinary and reasonable business expenses actually incurred by the Executive during the Employment Term in the performance of the Executive’s duties hereunder, if supported by such documentation as may be reasonably required by the Company in accordance with the Company’s policies.

     Section 8. Termination of Employment Term. (a) In the event of the death of the Executive during the Employment Term, the Executive’s employment hereunder shall automatically terminate as of the date of death.

     (b) In the event of the Executive’s Incapacity, the Company may, in its sole discretion, terminate the Executive’s employment hereunder upon written notice to the Executive.

     (c) The Company shall have the right to terminate the Executive’s employment hereunder without Cause at any time upon ten (10) days prior written notice to the Executive. If the Company terminates the Executive’s employment hereunder without Cause, for any reason, the Company shall be obligated to pay as severance an amount equal to three (3) months of salary to the Executive.

     The Company shall have the right to terminate the Executive’s employment under this Agreement at any time for Cause upon written notice to the Executive effective immediately. In the event the Executive’s employment hereunder is terminated by the Company for Cause, the Company shall only be obligated to pay accrued and unpaid Salary and vacation through the date of termination and the Company shall pay any accrued and unreimbursed business expenses which are properly owing to the Executive pursuant to Section 7 hereof through the date of termination.

     (d) In the event the Company declares bankruptcy or becomes insolvent, or under similar circumstances, the Executive will immediately become entitled to all payments to the Executive provided for in Section 8(c) hereof as if terminated without Cause as provided for therein.

     Section 9. Inventions. Any Inventions originated or conceived by the Executive related to the Company’s business during his employment by the Company or any Affiliate of the Company or with the use or assistance of the facilities, materials or personnel of the Company or any Affiliate of the Company, either solely or jointly with others, during the Employment Term shall be the sole and exclusive property of the Company. The Executive hereby irrevocably assigns and transfers to the Company and agrees to transfer and assign to the Company all of his right, title and interest in and to all Inventions, and to applications for patents and patents granted upon such Inventions and to all copyrightable material related thereto developed by the Executive or under his supervision. The Executive agrees for himself and his heirs and personal representatives, upon the request of the Company and at the Company’s expense, to do such acts, to execute such documents and instruments and to participate in such legal proceedings as from time to time may be necessary or required to apply for, secure, maintain, reissue, extend or defend the worldwide rights of the Company in the Inventions. The Executive hereby grants to the Company a power of attorney, which is irrevocable and coupled with an interest, to execute any such documents and instruments if the Executive is unable or fails to do so, after the request by the Company as provided in the immediately preceding sentence. The Executive shall have no right to receive any royalties or other payments from the Company with respect to any inventions.

     Section 10. Restrictions Respecting Competing Businesses, Confidential Information, etc. The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Company’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information. The Executive acknowledges and agrees that the Company will be damaged if the Executive were to breach any of the provisions of this Section 10 or if the Executive were to disclose or make unauthorized use of any Confidential and Proprietary Information. Accordingly, the Executive expressly acknowledges and agrees that the Executive is voluntarily entering into this Agreement and that the terms, provisions and conditions of this Section 10 are fair and reasonable and necessary to adequately protect the Company.

     (a) The Executive hereby covenants and agrees that, during the Employment Term and thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information related to the Company’s business other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the

Employment Term, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored), without retaining any copies, notes or excerpts thereof, or at the request of the Company, shall destroy such documents, records and items (any such destruction to be certified by the Executive to the Company in writing).

     (b) The Executive covenants and agrees that, while the Executive is employed by the Company and for six (6) months after the Executive ceases to be employed by the Company, if the Executive (i) voluntarily terminates his employment with the Company or (ii) is terminated by the Company for Cause, the Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, partner, lender, consultant, executive, agent, supplier, distributor or otherwise) any Competing Business, which for the purpose of this provision is agreed to be a business that sells Tablet computers either directly or through resellers, in the U.S., Canada or Europe, or, directly or indirectly, induce or influence any customer or other Person that has a business relationship with the Company, or any Affiliate of the Company, to discontinue or reduce the extent of such relationship.

     (c) While the Executive is employed by the Company and for one (1) year after the Executive ceases to be employed by the Company, the Executive shall not, directly or indirectly, solicit to employ for himself or others any employee of the Company or any Affiliate of the Company who was an employee of the Company or any Affiliate of the Company as of the date of the termination of the Executive’s employment with the Company, or to solicit any such employee to leave such employee’s employment or join the employ of another, then or at a later time; provided that the foregoing shall not apply to any family member of the Executive who is employed by the Company or any such Affiliate or the Executive’s administrative assistant.

     (d) The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

     (e) Because the breach of any of the provisions of this Section 10 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to a decree of specific performance of the restrictive covenants contained in this Section 10 and to a temporary and permanent injunction enjoining such breach, without posting a bond or furnishing similar security, upon proof of such breach.

     Section 11. Severability. Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

     Section 12. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, the heirs, executors, administrators and legal representatives of the Executive and the successors and permitted assigns of the Company. Neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive or the Company without the prior written consent of the other party hereto, except that the Company may assign any of its rights or obligations hereunder to any other Person which purchases all or substantially all of the common stock or assets of the Company or is the successor to the Company by merger, consolidation or other similar transaction.

     Section 13. Amendment; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by the parties hereto. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and/or contemporaneous agreements and understandings of any kind and nature (whether written or oral) between the parties with respect to such subject matter, all of which are merged herein.

     Section 14. Waivers. Waiver by either party of either breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement, any such waiver must be in writing to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any term or condition of this Agreement shall be effective unless in a written instrument and signed by the waiving party and delivered, in the manner required for notices generally, to the affected party.

     Section 15. Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement to be given to any person shall be in writing, and shall be delivered personally or sent by certified mail, return receipt requested (postage prepaid) or by telecopy, to the parties at the following addresses or telecopy numbers, as applicable:

If to the Executive:	If to the Company:

Mr. Perry Nolen	Xybernaut Corporation
Xybernaut Corporation	12701 Fair Lakes Circle
12701 Fair Lakes Circle	Suite 550
Suite 550	Fairfax, VA 22033
Fairfax, VA 22033	Attention: Legal Department
Telecopier: (703) 631-3903	Telecopier: (703) 631-7070

or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 15 shall be effective after it is received by the intended recipient.

     Section 16. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN VIRGINIA, WITHOUT REGARD TO VIRGINIA’S CONFLICTS OF LAWS PROVISIONS. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the Parties unconditionally and irrevocably consent to the exclusive jurisdiction of the Courts of the Commonwealth of Virginia and the Federal District Court for the Eastern District of Virginia with respect to any suit, action or proceeding arising out of or related to this Agreement.

     Section 17. Headings; Counterparts. The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which when executed shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

/s/ Perry Nolen		16 May, 2005

Perry Nolen		Date

XYBERNAUT CORPORATION

By:	/s/ William G.T. Tuttle, Jr.	May 9, 2005
Date
Name: William G.T. Tuttle, Jr.
Title: Office of Chairman